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                                                                  Exhibit (3)(i)
                             ARTICLES OF AMENDMENT
                                       OF
                                 TEKTRONIX, INC.

                                  ESTABLISHING
                        SERIES B NO PAR PREFERRED SHARES

                  Pursuant to the Oregon Business Corporation Act, these Articles of Amendment were adopted by the undersigned corporation:

                  1.       The name of the corporation is Tektronix, Inc.

                  2. On June 21, 2000, the following amendment to the Restated Articles of Incorporation, as amended, of the corporation was duly adopted by the Board of Directors pursuant to ORS 60.134:

                 Article XIV is added to read as follows:

                                  ARTICLE XIV

                  This Article XIV sets forth, the designation, preferences, limitations and relative rights of a series of No Par Preferred Shares of the corporation as determined by the board of directors of the corporation pursuant to its authority under Oregon Revised Statutes 60.134 and Section 3 of Article III of these Restated Articles of Incorporation.

                  1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series B No Par Preferred Shares" and the number of shares constituting such series shall be 125,000.

                  2.       DIVIDENDS AND DISTRIBUTIONS.

                           (i)      The holders of shares of Series B No Par
Preferred Shares shall be entitled to receive, when and as declared by the board of directors, out of funds legally available for the purpose, dividends in an amount per share equal to 1,000 (the "Adjustment Number") multiplied by the aggregate per share amount of all cash dividends, and the Adjustment Number multiplied by the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the Common Shares, without par value, of the corporation (the "Common Shares") after the first issuance of any share or fraction of a share of Series B No Par Preferred Shares.

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                           (ii)     The corporation shall declare a dividend or
distribution on the Series B No Par Preferred Shares as provided in subparagraph 2 (i) at the same time that it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares).

                           (iii)    Dividends shall not be cumulative. Unpaid
dividends shall not bear interest. Dividends paid on the Series B No Par Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

                  3. VOTING RIGHTS. The holders of Series B No Par Preferred Shares shall have the following voting rights:

                           (i)      Each Series B No Par Preferred Share shall
entitle the holder thereof to the number of votes equal to the Adjustment Number then in effect on all matters submitted to a vote of the shareholders of the corporation.

                           (ii)     Except as otherwise provided herein or by
law, the holders of Series B No Par Preferred Shares and the holders of common shares shall vote together as one class on all matters submitted to a vote of shareholders of the corporation.

                  4.       CERTAIN RESTRICTIONS.

                           (i)      Whenever dividends or distributions payable
on the Series B No Par Preferred Shares as provided in Section 2 have not been declared or paid for any fiscal year, until all such dividends and distributions for such fiscal year on Series B No Par Preferred Shares outstanding shall have been declared and paid in full, the corporation shall not in such fiscal year

                                    (a)      declare or pay dividends on or make
         any other distributions on any shares of stock ranking junior or on a parity (either as to dividends or upon liquidation, dissolution or winding up) to the Series B No Par Preferred shares except dividends paid ratably on the Series B No Par Preferred Shares and all such parity stock on which dividends are payable in proportion to the total amounts to which the holders of all such shares are then entitled and dividends or distributions payable in Common Shares;

                                    (b)      purchase or otherwise acquire for
         consideration any Series B No Par Preferred Shares or any shares of stock ranking on a parity with the Series B No Par Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the board of directors) to all holders of such shares upon such terms as the board of directors, after consideration of the respective dividend rates and other relative rights and preferences of the respective series and classes, shall determine in


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good faith will result in fair and equitable treatment among the respective series or classes.

                           (ii)     The corporation shall not permit any
subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under subparagraph 4(i), purchase or otherwise acquire such shares at such time and in such manner.

                  5. RESTRICTION ON ISSUANCE OF SHARES; REACQUIRED SHARES. The corporation shall not issue any Series B No Par Preferred Shares except upon exercise of rights (the "Rights") issued pursuant to the Rights Agreement dated as of June 21, 2000, between the corporation and ChaseMellon Shareholder Services, L.L.C., (the "Rights Agreement"), a copy of which is on file with the secretary of the corporation at its principal executive office and shall be made available to shareholders of record without charge upon written request. Any Series B No Par Preferred Shares purchased or otherwise acquired by the corporation in any manner whatsoever may be restored to the status of authorized but unissued shares after, the acquisition thereof. All such shares shall upon any such restoration become authorized but unissued shares of Preferred Shares and may be reissued as part of a new series of Preferred Shares to be created by the board of directors, subject to the conditions and restrictions on issuance set forth herein.

                  6.       LIQUIDATION, DISSOLUTION OR WINDING UP.

                           (i)      Upon any liquidation (voluntary or
otherwise), dissolution or winding up of the corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B No Par Preferred Shares unless, prior thereto, the holders of shares of Series B No Par Preferred Shares shall have received the Adjustment Number multiplied by the per share amount to be distributed to holders of Common Shares, plus an amount equal to declared and unpaid dividends and distributions thereon to the date of such payment (the "Series B Liquidation Preference"). Following the payment of the full amount of the Series B Liquidation Preference, no additional distributions shall be made to the holders of shares of Series B No Par Preferred Shares.

                           (ii)     In the event that there are not sufficient
assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other series of Preferred Shares, if any, which rank senior to or on a parity with the Series B No Par Preferred shares, then assets shall be distributed first to holders of any series of Preferred Shares ranking senior to the Series B No Par Preferred Shares to the extent of their liquidation preferences and such remaining assets shall be distributed ratably to the holders of Series B No Par Preferred Shares and such parity shares in proportion to their respective liquidation preferences.

                  7. CONSOLIDATION, MERGER, ETC. In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the Common


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Shares are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Series B No Par Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number multiplied by the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged.

                  8. ANTI-DILUTION, ADJUSTMENTS TO ADJUSTMENT NUMBER. In the event the corporation shall at any time after September 7, 2000 (the "Rights Declaration Date") (i) declare any dividend on Common Shares payable in shares of Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the Adjustment Number for all purpose of this Article XIV shall be adjusted by multiplying the Adjustment Number then in effect by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event. In the event the corporation shall at any time after the Rights Declaration Date, fix a record date for the issuance of rights, options or warrants to all holders of Common Shares entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Common Shares or securities convertible into Common Shares at a price per Common Shares (or having a conversion price per share, if a security convertible into Common Shares) less than the then Current Per Share Market Price (as defined in Section 11(d) of the Rights Agreement) of the Common Shares on such record date, then in each such case the Adjustment Number for all purposes of this Article XIV shall be adjusted by multiplying the Adjustment Number then in effect by a fraction, the numerator of which shall be the number of Common Shares outstanding on such record date plus the, number of additional Common Shares to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible) and the denominator of which shall be the number of common Shares outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of common Shares so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such Current Per Share Market Price (as defined in
Section 11(d) of the Rights Agreement). In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the board of directors. Common Shares owned by or held for the account of the corporation shall, not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such rights, options or warrants are not so issued, the Adjustment Number shall be readjusted as if such record date had not been fixed; and to the extent such rights, options or warrants are issued but not exercised prior to their expiration, the Adjustment Number shall be readjusted to be the number which would have resulted from the adjustment provided for in this paragraph 8 if only the rights, options or warrants that were exercised had been issued.


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                  9.       NO REDEMPTION. The Series B No Par Preferred Shares
shall not be redeemable at the option of the corporation or any holder thereof. Notwithstanding the foregoing sentence, the corporation may acquire Series B No Par Preferred Shares in any other manner permitted by law.

                  10. AMENDMENT. Subsequent to the Distribution Date (as defined in the Rights Agreement) these articles of incorporation shall not be further amended in any manner which, would materially alter or change the preferences, limitations and relative rights of the Series B No Par Preferred Shares so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding Series B No Par Preferred Shares, voting separately as a class.

                  11. FRACTIONAL SHARES. Series B No Par Preferred Shares may be issued in fractions of a share in integral multiples of one one-thousandth of a share, which shall entitle the holder, in proportion to such holders' fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B No Par Preferred Shares.

         Dated: July 31, 2000


                                            TEKTRONIX, INC.


                                            By: JAMES F. DALTON
                                                -------------------------------
                                                  James F. Dalton, Secretary

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